To our Shareholders

Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)

Dear Sir/Madam,

I hope this notice finds you well.

IR Japan, Inc. (the “Company”) resolved at the meeting of its Board of Directors held on Friday, April 12, 2013, that a commitment-type rights offering (allotment of listing-type stock acquisition rights without contribution) covering all the shareholders other than the Company (the “Allotment of Stock Acquisition Rights without Contribution”), be conducted for the purpose of procuring funds for future growth.

In this regard, please find enclosed the documents relating to the Allotment of Stock Acquisition Rights without Contribution, which are addressed to all applicable shareholders who are entitled to the Allotment of Stock Acquisition Rights.

<Enclosed Documents>

•	Notice of Allotment of IR Japan, Inc. Stock Acquisition Rights No. 1 without Contribution

•	Stock Acquisition Rights Exercise/Cancel Request Form

•	Q&A Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)

Should you require any further information about the Allotment of Stock Acquisition Rights without Contribution, please contact our Service Desk referred to below.

Sincerely,

April, 2013
IR Japan, Inc.
Representative Director, President and CEO
Shirou Terashita

Service Desk

Call Center for Shareholders

Toll-free No.: 0120 - 669 - 664

In service from 9:00 AM to 5:00 PM; until May 31, 2013 (Not available on Saturdays, Sundays or national holidays)

End

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This rights offering is made for securities of a non-U.S. company. The offer is subject to the disclosure requirements under Japanese law that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese generally accepted accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. shareholders to enforce your rights and any claim they may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. U.S. shareholders may not be able to sue the non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depositary Center, Inc. in Japan.